As filed with the Securities and Exchange Commission on June 24, 2010

Registration No. 333-148955

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMERGENCY MEDICAL SERVICES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-3738384 (I.R.S. Employer Identification No.)

6200 S. Syracuse Way Greenwood Village, Colorado (Address of principal executive offices)	80111 (Zip code)

Emergency Medical Services Corporation 2007 Employee Stock Purchase Plan
Emergency Medical Services Corporation Second Amended and Restated Long-Term Incentive Plan

(Full titles of the plans)

Craig Wilson, Esq.

Carl Berglind, Esq.

Emergency Medical Services Corporation

6200 S. Syracuse Way, Suite 200, Greenwood Village, CO  80111-4737

(303) 495-1200

(Name and address including zip code, and telephone number,
including area code of agent for service)

Copies to:

Lynn Toby Fisher, Esq.

Joel I. Greenberg, Esq.

Kaye Scholer LLP

425 Park Avenue

New York, N.Y. 10022

(212) 836-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(2)
Class A common stock, par value $.01 per share	2,000,000 shares	$55.72	$111,440,000	$7,945.68

(1)           Reflects additional shares issuable under the registrant’s Second Amended and Restated Long-Term Incentive Plan (“Second Amended and Restated LTIP”) to “Eligible Employees,” as such term is defined in the Second Amended and Restated LTIP. Pursuant to Rule 416(a), this registration statement covers such indeterminate number of additional shares which may become issuable to such individuals under the LTIP as a result of the anti-dilution provisions thereof.

(2)           Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the high sales price and the low sales price per share of the registrant’s class A common stock as reported on the New York Stock Exchange on June 22, 2010.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment No. 1”) relates to the Registration Statement on Form S-8 (No. 333-148955) (the “Registration Statement”) of Emergency Medical Services Corporation (the “Company”), that was filed with the Securities and Exchange Commission on January 30, 2008.  This Amendment No. 1 is filed pursuant to Instruction E of Form S-8 and the contents of the Registration Statement are incorporated by reference herein.

The Registration Statement registered (i) 500,000 shares of class A common stock for issuance pursuant to the Company’s 2007 Employee Stock Purchase Plan and (ii) 1,500,000 shares of class A common stock for issuance pursuant to the Company’s Amended and Restated 2007 Long-Term Incentive Plan (“LTIP”) to employees of the Company and its subsidiaries.

On February 8, 2010, the Board of Directors approved the Second Amended and Restated Long-Term Incentive Plan (the “Second Amended and Restated LTIP”) and on May 18, 2010, the Second Amended and Restated LTIP was adopted by the Company’s stockholders at the 2010 Annual Meeting of Stockholders.  The Second Amended and Restated LTIP increased, and the Company is filing this Amendment No. 1 to increase, the number of shares of class A common stock that may be issued to Eligible Employees pursuant to the Second Amended and Restated LTIP to 3,500,000.  As a result, 1,642,567 shares of class A common stock registered under the Registration Statement will remain available for issuance to Eligible Employees under the Second Amended and Restated LTIP.

PART II

Information Required in the Registration Statement

Item 8. Exhibits.

Exhibits	Description

4.1

Emergency Medical Services Corporation Second Amended and Restated Long-Term Incentive Plan (incorporated by reference to Annex A of the Company’s Form DEF 14A filed with the Commission on April 21, 2010)

5.1	Opinion of Kaye Scholer LLP

23.1	Consent of Kaye Scholer LLP (included in such firm’s opinion filed as Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (incorporated by reference and included on the signature pages of the Registration Statement on Form S-8 filed with the Commission on January 30, 2008)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on June 24, 2010.

EMERGENCY MEDICAL SERVICES CORPORATION

By:	/s/William A. Sanger
William A. Sanger
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in their capacities for Emergency Medical Services Corporation, on the date indicated.

	Signature	Title	Date

	*	Chairman, President, Chief Executive	June 24, 2010
	William A. Sanger	Officer and Director (Principal Executive Officer)

	*	Chief Financial Officer	June 24, 2010
	Randel G. Owen	(Principal Financial Officer)

	/s/ Jason Standifird	Chief Accounting Officer
	Jason Standifird	(Principal Accounting Officer)	June 24, 2010

	/s/ Kevin E. Benson	Director	June 24, 2010
Kevin E. Benson

	*	Director	June 24, 2010
Steven B. Epstein

	*	Director	June 24, 2010
Paul B. Iannini, M.D

	*	Director	June 24, 2010
James T. Kelly

	*	Director	June 24, 2010
Robert M. Le Blanc

	*	Director	June 24, 2010
Michael L. Smith

*By:	/s/ William A. Sanger
William A. Sanger,
Attorney-in-Fact

EXHIBIT INDEX

Exhibits	Description

4.1

Emergency Medical Services Corporation Second Amended and Restated Long-Term Incentive Plan (incorporated by reference to Annex A of the Company’s Form DEF 14A filed with the Commission on April 21, 2010)

5.1	Opinion of Kaye Scholer LLP

23.1	Consent of Kaye Scholer LLP (included in such firm’s opinion filed as Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (incorporated by reference and included on the signature pages of the Registration Statement on Form S-8 filed with the Commission on January 30, 2008)